Exhibit 10.1

AMENDMENT NO. 2

TO

SEVERANCE AND CHANGE OF CONTROL AGREEMENT

This Amendment No. 2 to Severance and Change of Control Agreement (“Amendment No. 2”) between Cal Dive International, Inc., a Delaware corporation (the “Company”), and _______________ (the “Executive”) is dated as of September 10, 2010 (the “Effective Date”).

WITNESSETH

WHEREAS, the Company and the Executive entered into a Severance and Change of Control Agreement dated as of January 1, 2008 (the “Agreement”);

WHEREAS, the Executive and the Company amended the Agreement by Amendment No. 1 dated as of January 1, 2009 to:  (i) update Appendix B thereto, (ii) expand on the definition of “Business” and add a definition of “Prohibited Territories” therein, and (iii) revise Sections 1.10, 5.1, 5.2 and 5.4 thereof; and

WHEREAS, the Executive and the Company mutually desire to further amend the Agreement to remove the obligation of the Company contained in Section 4.6 to pay to the Executive a “Gross Up Payment” as defined therein, all as set forth in this Amendment;

NOW, THEREFORE, in consideration of the mutual undertakings of this Amendment and the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.

Section 4.6 of the Agreement shall be, and is hereby, amended to read in its entirety as follows:

Section 4.6

Excise Tax Provision.

(a)

Notwithstanding any other contrary provisions in any plan, program or policy of the Company, if all or any portion of the benefits payable under this Agreement, either alone or together with other payments and benefits that the Executive receives or is entitled to receive from the Company, would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall reduce the Executive’s payments and benefits payable under this Agreement to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the net after-tax benefit shall exceed the net after-tax benefit if such reduction were not made.  “Net after-tax benefit” for these purposes shall mean the sum of (i) the total amount payable to Executive under the Agreement, plus (ii) all other payments and benefits which Executive receives or is then entitled to receive from the Company that, alone or in combination with the payments and benefits payable under the Agreement, would constitute a “parachute payment” within the meaning of Section 280G of the Code (each such benefit hereinafter referred to as an “Additional Parachute Payment”), less (iii) the amount of federal income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Executive (based upon the rate in effect for such year as set forth in the Code at the time of the payment under the Agreement), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Code.  The parachute payments reduced shall be those that provide Executive the best economic benefit and to the extent any parachute payments are economically equivalent with each other, each shall be reduced pro rata; provided, however, that the Executive may elect to have the noncash payments and benefits due the Executive reduced (or eliminated) prior to any reduction of the cash payments due under this Agreement.

(b)

All determinations required to be made under this Section 4.6 shall be made by the tax counsel reasonably acceptable to the Executive and the Company or any other third party acceptable to the Executive and the Company (the “Tax Counsel”).  The Tax Counsel shall provide detailed supporting calculations both to the Company and the Executive.  All fees and expenses of the Tax Counsel shall be borne solely by the Company.  Absent manifest error, any determination by the Tax Counsel shall be binding upon the Company and the Executive.

(c)

For purposes of determining whether and the extent to which any payments would constitute a “parachute payment” (i) no portion of any payments or benefits that the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of section 280G(b) of the Code shall be taken into account, (ii) no portion of the payments shall be taken into account which, in the opinion of Tax Counsel, does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code (including by reason of section 280G(b)(4)(A) of the Code) and, in calculating the excise tax, no portion of such payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the “base amount” (within the meaning set forth in section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non cash benefit or any deferred payment or benefit included in the payments shall be determined by the Tax Counsel in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

2.

Appendix A to the Agreement shall be deleted in its entirety and all references to “Appendix B” in the Agreement shall be re-designated as “Appendix A.”

3.

Appendix A to the Agreement, as so re-designated, shall be and is hereby, amended to read in its entirety as Appendix A attached to this Amendment.

4.

All capitalized but undefined terms used herein shall have the same meanings given to such terms as in the Agreement.

5.

Except as amended by this Amendment, the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Company and the Executive have caused this Amendment to be executed as of the Effective Date.

COMPANY:

CAL DIVE INTERNATIONAL, INC.

By:
Name:
Title:

EXECUTIVE:

Appendix A

JURISDICTIONS

The State of Texas, USA

The State of Mississippi, USA

The State of Alabama, USA

The following parishes in the state of Louisiana, USA:

Cameron

Vermilion

Lafayette

Iberia

St. Mary

Terrebonne

Lafourche

Jefferson

Plaquemines

St. Bernard

Orleans

Mexico

Singapore

Australia

U.A.E.

Indonesia

Malaysia

India

China

B-1